Exhibit 10.1

THE GOODYEAR TIRE & RUBBER COMPANY

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1. Establishment; Purpose; Duration.

(a) Establishment. The Goodyear Tire & Rubber Company (the “Company”) established The Goodyear Tire & Rubber Company Executive Severance Plan effective as of June 8, 2010, and such plan is hereby amended and restated as The Goodyear Tire & Rubber Company Executive Severance and Change in Control Plan (the “Plan”), as set forth in this document, effective as of February 28, 2013 (the “Effective Date”).

(b) Purpose. The Plan is designed to provide financial protection in the event of unexpected job loss to certain employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management, and to secure the continued services, dedication and objectivity of such employees in the event of a Change in Control or Potential Change in Control (each as defined below).

(c) Duration. The Plan shall commence upon the Effective Date and shall continue in effect through the third anniversary of the Effective Date (the “Term”). Unless terminated prior to that date, the Term shall be automatically renewed for successive one-year periods commencing on the third anniversary of the Effective Date, and on each anniversary date thereafter. Notwithstanding the foregoing, the Committee (as defined below) reserves the right to terminate this Plan by providing written notice to each Participant at least 90 days prior to the end of such initial or extended Term that the Term will not be extended, and if such notice is timely given, the Plan will terminate at the end of the Term then in effect; provided that if a Potential Change in Control or, in the absence thereof, a Change in Control occurs during the Term or within one year following the termination of the Plan, the Term shall be deemed to have been extended through, and the Plan shall continue in full force and effect and shall not terminate or expire until, the first day immediately following the expiration of the Protection Period (as defined below). A proper termination of this Plan automatically shall effect a termination of all the Participants’ rights and benefits hereunder without further action or notice; provided, however, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of the Plan. For purposes of this Plan, any reference to the “Term” of this Plan shall include the original term and any extension thereof.

2. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Rights” has the meaning given that term in Section 4(a) hereof.

“Affiliate” means any company or other entity controlled by, controlling or under common control with the Company.

“Base Salary” means the Participant’s annual rate of base salary in effect as of the Termination Date, unless otherwise provided herein.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the continued failure by the Participant to substantially perform the Participant’s duties with the Company or its Affiliates (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the engaging by the Participant in conduct which is demonstrably injurious to the Company or its Affiliates, monetarily or otherwise, (iii) the Participant committing any felony or any crime involving fraud, breach of trust or misappropriation or (iv) any breach or violation of any agreement relating to the Participant’s employment with the Company or its Affiliates where the Committee, in its sole but reasonable discretion, determines that such breach or violation materially and adversely affects the Company or any Affiliate.

“Change in Control” means the first occurrence of an event set forth in any one of the following paragraphs:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board (the “Incumbent Board”): individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) no Person will become the

Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 20% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation), and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, (B) in which (or in any parent of such entity) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition), and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or its delegate.

“Company” means The Goodyear Tire & Rubber Company and any successor to its business or assets, by operation of law or otherwise.

“Continuity Plan” means The Goodyear Tire & Rubber Company Continuity Plan for Salaried Employees, as the same may be amended from time to time, and any successor plan thereto (not including, for purposes of clarity, the Plan).

“Disability” shall be defined by reference to the Company’s employee long-term disability plan covering the Participant.

“Effective Date” has the meaning given that term in Section 1(a) hereof.

“Eligible Employee” means an individual who is designated as such in accordance with Section 3(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Good Reason” means the occurrence during the Protection Period, without the affected Participant’s written consent, of any of the following:

(i) the assignment to the Participant of duties that are materially inconsistent with the Participant’s authority, duties or responsibilities immediately prior to a Potential Change in Control or, in the absence thereof, a Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any other action by the Company which results in a material diminution in such authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, provided, however, that any such material diminution that is primarily a result of the Company no longer being a publicly traded entity or becoming a subsidiary or division of another entity shall not be deemed “Good Reason” for purposes of this Plan, except that a Participant shall have Good Reason if the Company is no longer a publicly traded entity and, immediately before the Change in Control that caused the Company no longer to be a publicly traded entity, substantially all of the Participant’s duties and responsibilities related to public investors or government agencies that regulate publicly traded entities;

(ii) a change in the location of such Participant’s principal place of business by more than 50 miles when compared to the Participant’s principal place of business immediately before a Potential Change in Control or, in the absence thereof, a Change in Control;

(iii) a material reduction in the Participant’s Base Salary or Target Annual Incentive from that in effect immediately before a Potential Change in Control or, in the absence thereof, a Change in Control; and

(iv) the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

A Participant who seeks to terminate employment for Good Reason must, within ninety (90) days of the occurrence of the Good Reason, provide the Company with thirty (30) days advanced written notice of his or her intention to terminate employment for Good Reason and shall only be entitled to terminate employment for Good Reason if the Company fails to cure the alleged Good Reason to the reasonable satisfaction of the Participant during such thirty-day period. The Participant must terminate employment no later than one hundred twenty (120) days after the event or condition constituting Good Reason initially occurs or exists.

“Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Section 3 hereof, until such time as the Eligible Employee’s participation ceases in accordance with Section 3(c) hereof.

“Participation Agreement” means an agreement between the Company and each Eligible Employee that must be executed as a condition of becoming a Participant in this Plan, in the form attached as Exhibit A to this Plan (or such other form as the Committee may require and provide for at the time it designates an individual as an Eligible Employee).

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its Affiliates, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Potential Change in Control” means the first occurrence of an event set forth in any one of the following paragraphs:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

“Pro-Rated Annual Incentive” means the product of (i) the lesser of (A) the annual incentive that would have been payable under the annual incentive plan covering the Participant for the fiscal year during which the Termination Date occurs if the Participant had remained employed for the entire year (and any additional period of time necessary to be eligible to receive such annual incentive for such fiscal year), based on actual performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all similarly-situated executives who did not terminate employment) or (B) the Participant’s Target Annual Incentive, and (ii) a fraction, the numerator of which is the number of days in the Company’s fiscal year through (and including) the Participant’s Termination Date, and the denominator of which is 365.

“Protection Period” means during the pendency of, and for ninety days following the cessation of, a Potential Change in Control, and the period from the date of a Change in Control until the second anniversary of the Change in Control.

“Release” means the Severance Agreement and Release in the form attached as Exhibit B to this Plan (with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law).

“Release Deadline” means the 52nd day after the Participant’s Termination Date.

“Section 409A” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

“Section 409A Deadline” means, with respect to a Participant, the last day of the second calendar year following the year in which the Participant’s Termination Date occurs.

“Section 409A Limit” means the lesser of (i) $510,000 (or such other amount equal to two times the applicable limit under Code Section 401(a)(17) for the year in which the Termination Date occurs) or (ii) two times the Participant’s annualized compensation as defined in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) for the calendar year that precedes the year of the Termination Date.

“Separation from Service” means a Participant’s separation from service from the Company and its Affiliates within the meaning of Section 409A.

“Severance Multiple” means, with respect to a Participant, the severance multiple set forth in his or her Participation Agreement.

“Severance Payment” has the meaning given that term in Section 4(b)(iii) hereof.

“SUCB Plan” means The Goodyear Tire & Rubber Company Supplemental Unemployment Compensation Benefits Plan for Salaried Employees, as the same may be amended from time to time, and any successor plan thereto.

“Target Annual Incentive” means, unless otherwise provided herein, the Participant’s target annual incentive opportunity under the annual incentive plan applicable to the Participant for the fiscal year which includes the Termination Date, or, if no target has been set with respect to the Participant for such fiscal year, the target annual incentive opportunity for the immediately preceding fiscal year (in either case, based on the Participant’s target percentage of Base Salary established under the annual incentive plan (or sub-plan thereof) applicable to the Participant).

“Term” has the meaning given that term in Section 1(c) hereof.

“Termination Date” means the date on which a Participant has a Separation from Service.

3. Eligibility.

(a) Eligible Employees. Eligibility to participate in the Plan shall be limited to certain key executives of the Company and its Affiliates who are designated, by a duly adopted resolution of the Committee, as Eligible Employees. The Committee shall limit the class of persons selected to participate in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly designating Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the provisions of this Section 3(a)) providing for participation of all Eligible Employees who satisfy such criteria.

(b) Participation. As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and deliver to the Company, within 30 days after the later of the Effective Date and the date such individual is designated by the Committee as an Eligible Employee, a Participation Agreement.

(c) Duration of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when (i) he or she ceases to be an employee of the Company or its Affiliates, unless such Participant is then entitled to a severance payment or benefit as provided in Section 4 hereof, or (ii) the Plan terminates in accordance with Section 1(c) hereof with respect to that Participant prior to the Participant’s termination of employment. A Participant entitled to a severance payment or benefit under Section 4 shall remain a Participant in this Plan until the full amount of the severance payment has been paid, and other benefits under the Plan have been fully provided, to the Participant.

(d) Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will reduce or eliminate the right of the Company and its Affiliates to terminate a Participant’s employment at any time for any reason or the right of a Participant to resign at any time for any reason.

4. Termination of Employment.

(a) For Cause, Death or Disability; or Termination by a Participant. If, during the Term, (x) a Participant shall terminate his or her employment with the Company and its Affiliates for any reason other than, if the termination occurs during the Protection Period, for Good Reason, or (y) the Company and its Affiliates shall terminate a Participant’s employment for Cause or by reason of the Participant’s Disability, or (z) a Participant’s employment is terminated by reason of the Participant’s death, then such Participant will be entitled to receive the payments as provided below and such Participant will not be entitled to any other compensation or benefits under the Plan:

(i) the portion of the Participant’s Base Salary earned through the Termination Date, to the extent not theretofore paid;

(ii) except in the event of a termination of a Participant’s employment for Cause or by a Participant for any reason (other than for Good Reason during the Protection Period), the amount of any annual incentive compensation under the annual incentive plan applicable to the Participant that has been earned by the Participant for a completed fiscal year preceding the Termination Date, but has not yet been paid to the Participant; and

(iii) any accrued paid vacation, sick leave, sabbatical, holiday and other paid-time off to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the “Accrued Rights”).

The Accrued Rights will be paid to the Participant in a single lump sum within 30 calendar days after the Participant’s Termination Date, or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(b) Other than for Cause, Death or Disability (not During the Protection Period). If, during the Term (other than during the Protection Period), the Company and its Affiliates shall terminate any Participant’s employment other than for Cause, death or Disability, then such Participant will be entitled to receive the payments and benefits as provided below:

(i) Accrued Rights. The Accrued Rights, payable in a single lump sum within 30 calendar days after the Participant’s Termination Date, or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(ii) Pro-Rated Annual Incentive. A lump sum payment equal to the Pro-Rated Annual Incentive. Subject to Section 5 hereof, such payment shall be made at the same time that payments are made to other participants pursuant to the terms of the annual incentive plan for that fiscal year, or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan, and shall be in lieu of any annual incentive that the Participant would have otherwise been entitled to receive under the terms of the annual incentive plan covering the Participant for the fiscal year during which the Termination Date occurs.

(iii) Severance Payment. As additional severance (and not in lieu of any annual incentive for the fiscal year in which the Termination Date occurs), and subject to Section 5 hereof, a severance payment equal to the product of (A) the sum of the Participant’s Base Salary and Target Annual Incentive, and (B) the Participant’s Severance Multiple (the “Severance Payment”). Except as otherwise provided in this Section 4(b)(iii), the Severance Payment shall be payable in equal monthly installments for a number of months equal to the product of (x) 12 and (y) the Participant’s Severance Multiple, with the first installment commencing within 20 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms. Notwithstanding the foregoing, in no event shall any portion of a Participant’s Severance Payment be paid later than the Section 409A Deadline, and the last installment of the Severance Payment payable on or prior to the Section 409A Deadline shall include any remaining balance of the Severance Payment not previously paid to the Participant. Moreover, if the Severance Payment exceeds an amount equal to the Section 409A Limit, then notwithstanding the foregoing, an amount equal to the excess of the Severance Payment over the Section 409A Limit shall be paid in a single lump sum payment within 20 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms. Notwithstanding the foregoing, to the extent required to comply with

Section 409A, any Severance Payment payable to a Participant that is determined to be deferred compensation under Section 409A shall be paid in a single lump sum payment on the 60th day following the Participant’s Termination Date, or on such later date as required by Section 20(a).

(iv) Retirement Benefits. Subject to Section 5 hereof, if, as of the Participant’s Termination Date, the sum of the Participant’s age and years of service for purposes of determining the Participant’s entitlement to a benefit under the Goodyear Supplementary Pension Plan equals or exceeds seventy-five (75), then, effective as of such Participant’s Termination Date, the unvested benefit, if any, of such Participant under the Goodyear Supplementary Pension Plan shall become vested and nonforfeitable (except as otherwise provided in the Goodyear Supplementary Pension Plan in the event of “Detrimental Conduct” by the Participant).

(v) Health Care Coverage. Subject to Section 5 hereof, if the Participant and/or the Participant’s family elect to continue to participate in the Company’s medical, dental and/or vision plans by paying the premiums applicable for continuing coverage under Section 4980B of the Code or other applicable law (“COBRA”), then the Company will reimburse the Participant for the difference between the COBRA premium paid and the amount the Participant would have contributed for that coverage as an active employee for the lesser of (A) a number of years equal to the Severance Multiple (for purposes of this Section 4(b)(v), the “Benefit Continuation Period”), or (B) the period of COBRA coverage. Alternatively, if a Participant qualifies to participate in the retiree medical and/or dental plans, the Company will allow the Participant to retire with eligibility for those plans as part of the termination under this Plan. Further, the Company will reimburse the Participant for the difference between the premium that the Participant must pay for retiree medical and/or dental coverage and the amount that the Participant would have paid as an active employee for such coverage during the Benefit Continuation Period. The Participant shall be responsible for, and shall not be reimbursed for, any taxes incurred with respect to any reimbursements set forth in this Section 4(b)(v). Any such reimbursements, less applicable tax withholdings, shall be paid to the Participant on the 15th day of each calendar month during the Benefit Continuation Period commencing with the calendar month in which the Participant’s first premium payment is due pursuant to this Section 4(b)(v) or, if later, the calendar month following the calendar month in which the release provided for in Section 5 becomes effective and irrevocable in accordance with its terms. Each reimbursement payment shall be considered a separate payment for purposes of Section 409A.

(vi) Outplacement. Subject to Section 5 hereof, the Company shall, at its sole expense as incurred, provide the Participant with outplacement services from a recognized outplacement service provider, the scope of which shall be selected by the Participant in his sole discretion; provided that (i) the cost to the Company shall not exceed $25,000, and (ii) in no event shall the outplacement services be provided beyond the end of the second calendar year after the calendar year in which the Termination Date occurs.

(c) During the Protection Period by a Participant for Good Reason or by the Company other than for Cause, Death or Disability. If, during the Term and during the Protection Period, a Participant’s employment shall be terminated (x) by the Company, other than due to Cause, death, Disability or mandatory retirement policies of the Company that existed prior to the Potential Change in Control or, in the absence thereof, the Change in Control, or (y) by the Participant for Good Reason, then, in lieu of any payment under Section 4(b) of the Plan, such Participant will be entitled to receive the payments and benefits as provided below:

(i) Accrued Rights. The Accrued Rights, payable in a single lump sum within 30 calendar days after the Participant’s Termination Date, or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(ii) Severance Payment. Subject to Section 5 hereof, a severance payment equal to twice the sum of the Participant’s Base Salary and Target Annual Incentive for the year in which the Participant’s Separation from Service occurs, or, if higher, the year in which a Potential Change in Control or, in the absence thereof, a Change in Control occurs. For purposes of this Section 4(c)(ii), a Participant’s Base Salary shall be determined immediately prior to the Termination Date without regard to any reduction thereof that constitutes Good Reason. Subject to Section 5 hereof, such severance payment shall be paid to the Participant in a cash lump sum on the 60th day following the Termination Date, or such later date as required by Section 20(a).

(iii) Pro-Rated Target Annual Incentive. A lump sum payment equal to the product of (x) the Participant’s Target Annual Incentive and (y) a fraction, the numerator of which is the number of days in the Company’s fiscal year through (and including) the Participant’s Termination Date, and the denominator of which is 365. Subject to Section 5 hereof, such severance payment shall be paid to the Participant in a cash lump sum on the 60th day following the Termination Date, or such later date as required by Section 20(a), or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan, and shall be in lieu of any annual incentive that the Participant would have otherwise been entitled to receive under the terms of the annual incentive plan covering the Participant for the fiscal year during which the Termination Date occurs.

(iv) Retirement Benefits. Subject to Section 5 hereof, if, as of the Participant’s Termination Date, the Participant has been credited with at least five (5) years of service for purposes of determining the Participant’s entitlement to a benefit under the Goodyear Supplementary Pension Plan, then, effective as of such Participant’s Termination Date, the unvested benefit, if any, of such Participant under the Goodyear Supplementary Pension Plan shall become vested and nonforfeitable (except as otherwise provided in the Goodyear Supplementary Pension Plan in the event of “Detrimental Conduct” by the Participant).

(v) Health Care Coverage. Subject to Section 5 hereof, if the Participant and/or the Participant’s family elect to continue to participate in the Company’s medical, dental and/or vision plans by paying the premiums applicable for continuing coverage under Section 4980B of the Code or other applicable law (“COBRA”), then the Company will reimburse the Participant for the difference between the COBRA premium paid and the amount the Participant would have contributed for that coverage as an active employee for the lesser of (A) two years (for purposes of this Section 4(c)(v), the “Benefit Continuation Period”), or (B) the period of COBRA coverage. Alternatively, if a Participant qualifies to participate in the retiree medical and/or dental plans, the Company will allow the Participant to retire with eligibility for those plans as part of the termination under this Plan. Further, the Company will reimburse the Participant for the difference between the premium that the Participant must pay for retiree medical and/or dental coverage and the amount that the Participant would have paid as an active employee for such coverage during the Benefit Continuation Period. The Participant shall be responsible for, and shall not be reimbursed for, any taxes incurred with respect to any reimbursements set forth in this Section 4(c)(v). Any such reimbursements, less applicable tax withholdings, shall be paid to the Participant on the 15th day of each calendar month during the Benefit Continuation Period commencing with the calendar month in which the Participant’s first premium payment is due pursuant to this Section 4(c)(v) or, if later, the calendar month following the calendar month in which the release provided for in Section 5 becomes effective and irrevocable in accordance with its terms. Each reimbursement payment shall be considered a separate payment for purposes of Section 409A.

(vi) Outplacement. Subject to Section 5 hereof, the Company shall, at its sole expense as incurred, provide the Participant with outplacement services from a recognized outplacement service provider, the scope of which shall be selected by the Participant in his sole discretion; provided that (i) the cost to the Company shall not exceed $25,000, and (ii) in no event shall the outplacement services be provided beyond the end of the second calendar year after the calendar year in which the Termination Date occurs.

(vii) Legal Fees. The Company shall pay or reimburse (within 30 days following the Company’s receipt of an invoice from the Participant) the Participant’s reasonable legal fees (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Participant at any time from the first day of the Protection Period through the Participant’s remaining lifetime or, if longer, through the 20th anniversary of the first day of the Protection Period, in connection with or as a result of any claim, action or proceeding brought by the Company, an Affiliate or the Participant with respect to or arising out of this Plan in connection with any such claim, action or proceeding arising out of a termination during the Protection Period. Notwithstanding the foregoing, if the Participant does not prevail (after exhaustion of all available judicial remedies) in respect of at least one claim by Participant or by the Company hereunder, then no further reimbursement for legal fees and expenses shall be due to the Participant in respect of such claim and the Participant shall refund any amounts previously reimbursed hereunder with respect to such claim, action or proceeding. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least 60 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

5. Release. Any compensation and benefits to be provided under Sections 4(b)(ii) through (vi) and 4(c)(ii) through (vii) hereof shall be provided only if the Participant timely executes and does not timely revoke a Release. The Release must be signed by the Participant or his legal representative, if applicable, and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), no later than the Release Deadline. If the Participant fails to execute and furnish the Release, or if the Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the Release Deadline, the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Rights. The Company’s payment obligations and the Participant’s right, if any, to severance benefits under Sections 4(b)(ii) through (vi) and 4(c)(ii) through (vii) hereof shall cease in the event of a material breach by the Participant of any provision of the Release (and, in only those cases where such material breach is curable, the failure to cure such material breach within 10 business days after written notice to the Participant, which notice details, with reasonable specificity, such material breach; provided, however, that this notice and cure period shall not apply to a material breach of Paragraphs 9 or 10 of the Release). Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

6. Parachute Payments.

(a) In the event that it shall be determined by the Accounting Firm that any Payment to a Participant would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the Plan Payments to such Participant so that the Value of the aggregate Payments to such Participant equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant’s Plan Payments were so reduced. If instead the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant’s Plan Payments were not so reduced, the Participant shall receive all Payments to which the Participant is entitled. For the avoidance of doubt, each Participant shall be responsible for the payment of all taxes, interest and penalties owed on all amounts paid to him or her hereunder (including any taxes, interest and penalties under Section 4999 of the Code or Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify, gross-up or otherwise hold the Participant harmless from any or all of such taxes, interest or penalties.

(b) If the Accounting Firm determines that the Plan Payments payable to a Participant should be reduced pursuant to this Section 6, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 6 shall be binding upon the Company and the Participant and shall be made within fifteen (15) days after receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. The reduction of Plan Payments hereunder, if applicable, shall be made by reducing only the Plan Payments due under Section 4(c)(ii) of this Plan (and no other Payments). All fees and expenses of the Accounting Firm pursuant to this Section 6 shall be borne solely by the Company.

(c) Definitions. The following terms shall have the following meanings for purposes of this Section 6.

(i) “Accounting Firm” shall mean the Company’s then current independent outside auditors, or such other nationally recognized certified public accounting firm as may be designated by the Committee immediately prior to a Potential Change in Control or, in the absence thereof, a Change in Control, provided that in the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Potential Change in Control or, in the absence thereof, the Change in Control, the Committee may appoint another nationally recognized accounting firm to make the determinations required under this Section 6 (which accounting firm shall then be referred to as the Accounting Firm hereunder), provided further that in any case, the retention of the Accounting Firm for purposes of this Section 6 shall be subject to review and approval, as applicable, by the Audit Committee of the Board.

(ii) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii) “Net After-Tax Benefit” shall mean the aggregate Value of all Payments to a Participant, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under all other applicable federal, state and local income and employment tax laws, as determined by the Accounting Firm.

(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(v) A “Plan Payment” shall mean any Payment payable pursuant to this Plan.

(vi) “Safe Harbor Amount” shall mean the greatest amount of Payments that can be paid to a Participant that would not result in the imposition of the Excise Tax upon the Participant if the Accounting Firm determines to reduce Payments to the Participant pursuant to this Section 6.

(vii) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

7. No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

8. Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled (including upon retirement) under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable or provided according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, and except as specifically provided below, any benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company or its Affiliates, including the Continuity Plan or the SUCB Plan, any collective bargaining agreement or any works council agreement under which a Participant is entitled to severance benefits (other than a stock option, restricted stock, share or unit, performance share or unit, annual incentive, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment); provided, however, that if a Participant incurs a Separation from Service for which the Participant becomes entitled to, and receives, severance benefits pursuant to an employment agreement between the Participant and the Company or an Affiliate, any non-U.S. severance plan sponsored by the Company or an Affiliate or any non-U.S. law, then the Participant shall not be entitled to any payments or benefits under the Plan as a result of such Separation from Service. Any economic or other benefit to a Participant under this Plan, other than the Accrued Rights, will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates, unless provided otherwise in any such plan.

9. Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. The Committee’s determination of the rights of any person hereunder shall be final and binding on all persons.

10. Claims for Benefits.

(a) Filing a Claim. Any Participant who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Committee.

(b) Review of a Claim. The Committee shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Participant as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c) Appeal of a Denied Claim. If a Participant wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 days after receipt of such denial. Such Participant (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. A Participant who fails to file an appeal within the 60-day period set forth in this Section 10(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d) Review of a Claim on Appeal. Within 60 days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Committee shall notify the Participant of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

11. Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

12. Successors.

(a) Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

(b) Participant Successors. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section 12. Without limiting the generality of the foregoing, the Participant’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(b), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13. Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

14. Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

15. Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Secretary at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).

16. Amendment. The Committee expressly reserves the right, at any time and from time to time, to amend the Plan or any Participation Agreement in whole or in part in any way it determines to be advisable; provided that no such amendment shall materially and adversely affect the rights of any Participant (or former Participant) under the Plan or Participation Agreement, as applicable, without that Participant’s (or former Participant’s, as the case may be) consent.

17. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

18. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

20. Section 409A.

(a) It is intended that the payments and benefits provided under Section 4 of this Plan shall be exempt from the application of, or comply with, the requirements of Section 409A. This Plan shall be construed, administered and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her Termination Date, which currently is set forth in the Company’s nonqualified retirement plans, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a Separation from Service within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) on the first business day that is more than six months after the date of the Termination Date (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death). In the event any payments due to a Participant under Section 4(c) of this Plan are delayed pursuant to the immediately preceding sentence, then within five (5) business days after the Participant’s Termination Date the Company shall deliver cash, in an amount equal to the aggregate of the delayed payments (plus the estimated interest), to an irrevocable “rabbi trust” to be established by the Company with a nationally recognized and independent financial institution as trustee; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to the Participant by reason of Section 409A(b) of the Code; and provided, further, in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. The amounts held in the trust shall be invested in a stable value fund or other similar investment vehicle, selected by an independent investment manager appointed by the Company, which seeks to preserve principal while earning interest income. Any fees and expenses of the trust, trustee and investment manager shall be paid by the Company. Nothing in this 20(a) shall relieve the Company of any obligations under Section 4(c) of the Plan to the extent such obligations are not satisfied by the trust described in this Section.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(c) The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Participants. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

[END OF DOCUMENT]

EXHIBIT A

FORM OF PARTICIPATION AGREEMENT

[Date]

[Address]

[Address]

[Address]

Dear             :

You have been selected to participate in The Goodyear Tire & Rubber Company Executive Severance and Change in Control Plan (the “Plan”), subject to your execution and return of this letter agreement (this “Participation Agreement”) to The Goodyear Tire & Rubber Company (the “Company”). In order to participate in the Plan, you must first read and sign this Participation Agreement.

You shall become a Participant in the Plan and be entitled to all of the rights and benefits of the Plan as of the date of this Participation Agreement. For purposes of calculating certain severance payments or benefits you may become entitled to under Section 4 of the Plan, your “Severance Multiple” (as defined in the Plan) is             .

By signing this Participation Agreement:

•

You acknowledge that have received a copy of the Plan and the Severance Agreement and Release attached to the Plan as Exhibit B (the “Release”) and that you have read and understand the terms of the following provisions of the Release: Section 5 (Covenant Not to Sue), Section 6 (Return of Property; Confidentiality; Inventions), Section 7 (Non-Disparagement), Section 8 (Cooperation with Employer), Section 9 (Non-Solicitation) and Section 10 (Non-Competition) (collectively, the “Restrictive Covenants”);

•

You understand that, as a condition to receiving severance payments and benefits under the Plan, that you must sign the Release, and that you agree to be bound by and comply with the terms and conditions of the Restrictive Covenants.

•

You agree that, for purposes of applying the Restrictive Covenants, the “Restriction Period” is the period commencing with the Severance Date (as defined in the Release) and (1) ending on the             anniversary of the Severance Date with respect to severance payments and benefits pursuant to Section 4(b) of the Plan or (2) ending on the second anniversary of the Severance Date with respect to severance payments and benefits pursuant to Section 4(c) of the Plan.

•

You acknowledge that the Restrictive Covenants are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, the duration of the restrictions, and that the Restrictive Covenants are reasonably necessary to protect the Company’s legitimate interests in its confidential information and its relationships with its employees.

•	You acknowledge that the Restrictive Covenants will not deprive you of the ability to earn a livelihood or to support your dependents.

The Plan and the Release are incorporated into (made a part of) this Participation Agreement by this reference. You acknowledge and agree that the Company has not made any promises or representations to you concerning the Plan other than as set forth in the Plan, the Release and this Participation Agreement.

Note that the agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan. Nevertheless, you agree that your participation in the Plan, and the three-year extension of the Plan in connection with the amendment and restatement thereof (even if you never become entitled to severance benefits pursuant to the Plan), as well as your continued employment by the Company and its affiliates, each in and of itself and without the other constitutes good and adequate consideration for the agreements you make in this Participation Agreement.

You hereby consent to the amendments to the Continuity Plan for Salaried Employees (the “Continuity Plan”) that resulted in your removal as an Eligible Employee under the Continuity Plan, and acknowledge and agree that you are no longer entitled to any payments or benefits under the Continuity Plan.

Please note that you are not required to participate in the Plan, and you may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned in person or via facsimile to the Company’s [ ] at [ ] so that it is received no later than [ ].

This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

THE GOODYEAR TIRE & RUBBER COMPANY	ACCEPTED AND AGREED BY PARTICIPANT

By:	Signed:

Title:	Dated:

EXHIBIT B

FORM OF SEVERANCE AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”) is made as of [            ], 20[    ] (the “Effective Date”), by and between The Goodyear Tire & Rubber Company, with its principal place of business at 200 Innovation Way, Akron, Ohio 44316-0001 (which together with its affiliates and subsidiaries, if any, will hereinafter collectively be called “Employer”) and [            ], an individual residing at [            ] (“Employee”).

WHEREAS, The Goodyear Tire & Rubber Company Executive Severance and Change in Control Plan (as such plan may be amended from time to time, the “Plan”) sets forth certain rights, benefits and obligations of the parties arising out of Employee’s employment by Employer and the severance of such employment; and

WHEREAS, Employee recognizes that this Agreement will automatically be revoked and Employee shall forfeit any benefit to which he may be entitled under the Plan unless Employee submits an executed copy of this Agreement to the Employer, and the Agreement becomes effective and irrevocable, on or before the deadline set forth in Section 18 hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1. Termination of Employment Relationship. The relationship between Employee and Employer shall terminate as of             (the “Severance Date”).

2. Employee Severance. In consideration of Employee’s undertakings set forth in this Agreement, Employer will pay Employee $[            ] in accordance with the terms of the Plan, plus such other benefits as are provided under the terms of the Plan. Such payment and benefits will be less all applicable deductions (including, without limitation, any federal, state or local tax withholdings). Such payment and benefits are contingent upon the execution of this Agreement by Employee and Employee’s compliance with all terms and conditions of this Agreement and the Plan. Employee agrees that if this Agreement does not become effective, Employer shall not be required to make any further payments or provide any further benefits to Employee pursuant to this Agreement or the Plan and shall be entitled to recover all payments and be reimbursed for all benefits already made or provided by it (including interest thereon).

3. Release of Employer. In consideration of the obligations of Employer described in Paragraph 2 above, Employee hereby completely releases and forever discharges Employer, its related corporations, divisions and entities, and its and each of their officers, directors, employees and agents (collectively referred to as the “Releasees”) from all claims, rights, demands, actions, liabilities and causes of action of any kind whatsoever, known and unknown, which Employee may have or have ever had against the Releasees (“claims”) including without limitation all claims arising from or connected with Employee’s employment by the Employer, whether based in tort or contract (express or implied) or on federal, state or local law or regulation. Notwithstanding anything to the contrary, the parties acknowledge and agree that this Agreement shall not apply to the Employee’s rights under any tax-qualified retirement plan or claims for accrued vested benefits or rights under any other employee benefit or welfare plan, policy or arrangement (whether tax-qualified or not) maintained by the Employer. Employee has been advised that Employee’s release does not apply to any rights or claims that may arise after the Effective Date. This Agreement shall not affect Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of the release contained herein.

4. Acknowledgment. Employee understands and agrees that this is a final release and that Employee is waiving all rights now or in the future to pursue any remedies available under any employment related cause of action against the Releasees, including without limitation claims of wrongful discharge, emotional distress, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment. [Additional provisions may apply to California Employees]

5. Covenant Not to Sue. Employee represents that Employee has not filed or commenced any proceeding against the Releasees and agrees that at no time in the future will Employee file or maintain any charge, claim or action of any kind, nature and character whatsoever against the Releasees, or cause or knowingly permit any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the matters covered by Paragraph 3 above, except as to the ADEA. If Employee initiates any lawsuit or other legal proceeding in contravention of this covenant not to sue, except as to ADEA claims, Employee shall be required to immediately repay to Employer the full consideration paid to Employee pursuant to Paragraph 2 above, regardless of the outcome of Employee’s legal action.

6. Return of Property; Confidentiality; Inventions.

(a) Employee represents that Employee does not have in Employee’s possession any records, documents, specifications, or any confidential material or any equipment or other property of Employer.

(b) Employee understands and acknowledges that all Proprietary Information (as defined below) is the sole property of Employer and its assigns. Employee hereby assigns to Employer any rights Employee may have in all Proprietary Information. At all times, Employee shall keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of Employer. Employee represents that Employee has delivered to Employer all materials, documents and data of any nature containing or pertaining to any Proprietary Information and has not taken and will not take with Employee any such materials, documents or data or any reproduction thereof. “Proprietary Information” means any information of a confidential or secret nature that may have been learned or developed by Employee during the period of Employee’s employment by Employer and which (i) relates to the business of Employer or to the business of any customer or supplier of Employer, or (ii) has been created, discovered or developed by, or has otherwise become known to, Employer and has commercial value in the business in which Employer is engaged. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, personnel information and customer lists.

(c) Employee represents that Employee has disclosed or will disclose in confidence to Employer, or any persons designated by it, all Inventions (as defined below) that have been made or conceived or first reduced to practice by Employee during Employee’s employment with Employer (or thereafter if such Inventions use Proprietary Information of Employer). All such Inventions are the sole and exclusive property of Employer and its assigns, and Employer and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Employee agrees to assist Employer in every proper way (but at Employer’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Employee has executed or will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing same, as Employer may desire, together with any assignments thereof to Employer or to persons designated by Employer. Employer shall compensate Employee at a reasonable rate for any time after the Severance Date actually spent by Employee at Employer’s request on such assistance. “Inventions” means all inventions, improvements, original works or authorship, formulas, processes, computer programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or first reduced to practice or learned by Employee in the course of Employee’s employment.

7. Non-Disparagement. Without limiting the foregoing, Employee agrees that Employee will not make statements or representations to any other person, entity or firm which may cast Employer, or its directors, officers, agents or employees, in an unfavorable light, which are offensive, or which could adversely affect Employer’s name or reputation or the name or reputation of any director, officer, agent or employee of Employer.

8. Cooperation with Employer. Employee agrees that Employee will cooperate with Employer, its agents, and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with Employer or about which Employee has information, will provide upon request from Employer all such information or information about any such matter, and will be available to assist with any litigation or potential litigation relating to Employee’s actions as an employee of Employer. Employee affirms that, to the extent that Employee is or was aware of any suspected ethics or compliance issues, Employee has reported such issues in writing and in accordance with Employer’s Business Conduct Manual.

9. Non-Solicitation. During the Restriction Period (as defined in the Participant’s Participation Agreement), Employee agrees not to recruit, solicit or induce, or attempt to induce, any employee or employees of Employer to terminate their employment with, or otherwise cease their relationship with, Employer; provided, however, that the foregoing clause shall not prohibit (i) any general advertisement or solicitation by Employee, unless such advertisement or solicitation is designed to target, or has the effect of targeting, any employee or employees of Employer, or (ii) Employee from hiring any individual who responds to such general advertisement or solicitation.

10. Non-Competition. During the Restriction Period (as defined in the Participant’s Participation Agreement), Employee shall not, without the prior written consent of Employer: (a) personally engage in Competitive Activities (as defined below) in the Region (as defined below) or (b) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities in the Region, or any entity or person affiliated with such person or entity engaged in Competitive Activities in the Region; provided that Employee’s purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute “ownership” or “participation in ownership” for purposes of this Paragraph 10 so long as Employee’s equity interest in any such company is less than five percent. “Competitive Activities” means the development, manufacture, distribution and sale of tires and related products and services for automobiles, trucks, buses, aviation, motorcycles, earthmoving and mining equipment, and industrial equipment. The “Region” means anywhere in the world that the Employer engages in the manufacture, distribution or sale of any of the Employer’s products. Notwithstanding the foregoing, Employee will not be in breach of this Paragraph 10 so long as the Competitive Activities of the entity or person for which Employee provides (or would provide) services or in which Employee holds (or would hold) an ownership interest (regardless of whether Employee is acting in the role of an employee, director, consultant or owner) produce less than 10% of such entity’s or person’s total revenues.

11. No Assignment By Employee. This Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.

12. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties. Further, each party shall bear its own attorney’s fees and costs incurred in connection with the arbitration, except as otherwise provided pursuant to Section 4(c)(vi) of the Plan.

13. Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the nonbreaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder. Notwithstanding Paragraph 12, above, the parties may seek injunctive relief through a civil court rather than through private arbitration if necessary to prevent irreparable harm.

14. No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or Employer. Both parties expressly disclaim any liability for claims by the other.

15. Consultation With Counsel and Time to Consider. Employee has been advised to consult an attorney before signing this Agreement. Employee acknowledges that Employee has been given the opportunity to consult counsel of Employee’s choice before signing this Agreement, and that Employee is fully aware of the contents and legal effect of this Agreement. Employee acknowledges that Employer has provided Employee with the disclosure required by Section 7(f)(1)(H) of the Older Workers Benefit Protection Act, if applicable. Employee has been given [21/45] days to consider this Agreement.

16. Right to Revoke.

(a) Employee has seven days from the date Employee signs this Agreement to revoke it in a writing delivered to the Employer. After that seven-day period has elapsed, this Agreement is final and binding on both Parties.

(b) Employee acknowledges and understands that if Employee fails to provide the Employer with an executed copy of this Agreement by the date indicated in Section 18 of this Agreement, Employer’s offer to enter into this Agreement and/or its execution of this Agreement is automatically revoked and Employee shall forfeit all rights under the Plan.

17. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Employer and Employee consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving Employer’s goodwill and proprietary rights, if any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. It is expressly understood and agreed that although Employer and Employee consider the restrictions contained in Paragraph 10 to be reasonable, if a final determination is made by a court of competent jurisdiction that the duration or region or any other restriction contained in such paragraph is unenforceable against Employee, such paragraph shall be deemed amended to apply as to such maximum duration and region and to such maximum extent as such court may judicially determine or indicate to be enforceable.

18. Deadline for Execution. This Agreement will be void unless it is executed by Employee, is received by Employer and becomes irrevocable on or before [insert 52 days after termination].

19. Entire Agreement. This Agreement, together with the Plan and the Participation Agreement, represents the complete understanding of Employee and Employer with respect to the subject matter herein. Without limiting the foregoing, this Agreement, together with the Plan and the Participation Agreement, replaces and supersedes The Goodyear Tire & Rubber Company Associate Confidentiality and Intellectual Property Agreement between the Company and the Employee dated                     .

20. Notices. Notices or other communications given pursuant to this Agreement shall be given in accordance with the Plan.

21. Governing Law. This Agreement will be construed and enforced in accordance with the laws of Ohio.

22. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

BY SIGNING THIS AGREEMENT, YOU STATE THAT:

YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER THE ADEA;

YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS OF ITS EFFECTIVE DATE, AND NO CLAIMS ARISING AFTER ITS EFFECTIVE DATE ARE WAIVED OR RELEASED IN THIS AGREEMENT.

THE GOODYEAR TIRE & RUBBER COMPANY	ACCEPTED AND AGREED BY PARTICIPANT

By:	Signed:

Title:	Dated: